Exhibit 21.1

SUBSIDIARIES OF FIRST ULB CORP. AT SEPTEMBER 30, 2010

Name	Percentage ownership	Jurisdiction of incorporation or formation
United Labor Bank, F.S.B.	100%	United States
First ULB Statutory Trust I	100%	Delaware